UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2018

ChoiceOne Financial Services, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-19202 (Commission File Number)	38-2659066 (IRS Employer Identification No.)

109 E. Division Street Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

Registrant's telephone number, including area code: (616) 887-7366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2018, K. Timothy Bull resigned from the Board of Directors of ChoiceOne Financial Services, Inc. ("ChoiceOne"), in accordance with ChoiceOne's retirement policy for members of the Board of Directors. There is no disagreement between ChoiceOne and Mr. Bull known to an executive officer of ChoiceOne, as defined in 17 CFR 240.3b-7, on any matter relating to ChoiceOne's operations, policies or practices.

On January 24, 2018, Greg L. Armock was appointed to the Board of Directors of ChoiceOne for a term that will expire at the annual meeting of shareholders to be held in 2018. Mr. Armock is the owner and president of Armock Mechanical Contractors Inc., located in Sparta, Michigan. Mr. Armock was also appointed to serve as a member of ChoiceOne's Loan Committee and Asset/Liability and Risk Committee.

Mr. Armock is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement, arrangement or understanding pursuant to which Mr. Armock was selected as a director. Mr. Armock will be entitled to receive compensation for his services as director consistent with the compensation paid to other directors as described in ChoiceOne's Proxy Statement for ChoiceOne's 2017 annual meeting of shareholders.

Item 8.01	Other Events.

On January 24, 2018, ChoiceOne's Board of Directors authorized the repurchase of up to 100,000 shares of ChoiceOne's common stock, including 20,424 shares previously authorized and remaining unpurchased. The repurchase of shares may occur from time to time at such prices and quantities as determined by management, and may occur through open market purchases or privately negotiated purchases from third parties. Upon repurchase, shares will have the status of authorized but unissued shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 30, 2018	CHOICEONE FINANCIAL SERVICES, INC. (Registrant)

		By:	/s/ Thomas L. Lampen
Thomas L. Lampen Its Treasurer

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